Exhibit 99.1

FOR IMMEDIATE RELEASE
April 20, 2011

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS INCREASED EARNINGS FOR FIRST QUARTER 2011

Earnings Summary
(in thousands except per share data)	1Q 2011	4Q 2010	1Q 2010
Net income	$9,304	$9,240	$6,791
Earnings per share	$0.61	$0.61	$0.45
Earnings per share—diluted	$0.61	$0.60	$0.45

Return on average assets	1.11%	1.11%	0.88%
Return on average equity	10.96%	10.71%	8.47%
Efficiency ratio	60.78%	58.50%	59.45%
Tangible common equity	8.19%	8.26%	8.36%

Dividends declared per share	$0.305	$0.305	$0.30
Book value per share	$22.38	$22.08	$21.26

Weighted average shares	15,294	15,265	15,202
Weighted average shares—diluted	15,324	15,294	15,235

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports a 37.0% increase in earnings to $9.3 million, or $0.61 per basic share, compared to $6.8 million, or $0.45 per basic share, earned during the first quarter of 2010.  Earnings increased 0.7% from the $9.2 million, or $0.61 per basic share, earned during the quarter ended December 31, 2010.

CTBI continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On March 31, 2011, our Tangible Common Equity/Tangible Assets Ratio remains strong at 8.19%, our Tier 1 Leverage Ratio of 9.97% was 497 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 13.10% was 710 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.35% was 435 basis points higher than the 10.00% regulatory requirement for this designation.

First Quarter 2011 Highlights

❖
CTBI's basic earnings per share increased $0.16 per share from first quarter 2010 and remained flat to fourth quarter 2010.  Earnings for the first quarter 2011 were positively impacted by increased net interest income compared to both prior year first quarter and prior quarter.  Provision for loan loss increased from prior quarter but decreased from prior year first quarter, partially offset by increased noninterest expense.

❖
CTBI’s net interest margin increased from 4.20% for the quarter ended March 31, 2010 and 4.15% for the quarter ended December 31, 2010, to 4.27% for the quarter ended March 31, 2011 as deposit expense decreased.

❖
Nonperforming loans at $57.4 million increased from the $54.9 million at March 31, 2010 but decreased from the $62.0 million at December 31, 2010.  The decrease from prior quarter was in the nonaccrual classification.  Nonperforming assets at $105.2 million increased $11.2 million from prior year first quarter and $0.1 million from prior quarter.

❖	The loan loss provision for the quarter increased $0.4 million from prior quarter but decreased $1.3 million from prior year same quarter.

❖
Net loan charge-offs for the quarter ended March 31, 2011 of $4.0 million, or 0.63% of average loans annualized, was an increase from the $3.5 million, or 0.58%, experienced for the first quarter 2010 and from prior quarter’s $3.4 million, or 0.54%.

❖
Our loan loss reserve as a percentage of total loans outstanding at March 31, 2011 was 1.36% compared to 1.34% at December 31, 2010 and 1.44% at March 31, 2010.  The allowance-to-legacy loan ratio, which excludes acquired loans, was 1.42%, 1.40%, and 1.44%, respectively, at March 31, 2011, December 31, 2010, and March 31, 2010.

❖
Noninterest income increased for the quarter ended March 31, 2011 compared to same period 2010 but decreased from prior quarter.  The increase from prior year was primarily attributable to increased deposit service charges and trust revenue, while the decrease from prior quarter was primarily impacted by the variance in the fair value adjustments of our mortgage servicing rights as well as a decrease in deposit service charges offset by increased trust revenue and gains on sales of loans.

❖
Our loan portfolio increased $157.1 million from prior year, including $118.6 million from the acquisition of the First National Bank of LaFollette (“LaFollette”), but decreased $19.1 million from prior quarter.

❖	Our investment portfolio increased $90.7 million from prior year, including the $29.8 million increase from the LaFollette acquisition, and $71.7 million during the quarter.

❖	Deposits, including repurchase agreements, increased $269.6 million from prior year, including $164.5 million from LaFollette, and $92.3 million from prior quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.19%.

Net Interest Income

CTBI saw improvement in its net interest margin of 7 basis points from prior year first quarter and 12 basis points from fourth quarter 2010.  Net interest income for the quarter increased 11.0% from prior year first quarter and 4.2% from prior quarter with average earning assets increasing 9.1% and 3.5%, respectively, for the same periods.  The yield on average earning assets decreased 28 basis points from prior year first quarter but improved 2 basis points from prior quarter.  The cost of interest bearing funds decreased 44 basis points and 14 basis points, respectively, for the same periods.  The quarterly decrease was primarily the result of the repricing of our CD products.

Noninterest Income

Noninterest income for the quarter ended March 31, 2011 increased 10.2% from prior year first quarter but decreased 2.8% from prior quarter.  The increase from prior year was primarily attributable to increased deposit service charges and trust revenue, while the decrease from prior quarter was primarily impacted by the variance in the fair value adjustments of our mortgage servicing rights as well as a decrease in deposit service charges offset by increased trust revenue and gains on sales of loans.  Deposit service charges annualized as a percent of average deposits remained relatively flat at 0.9% for all three periods.

Noninterest Expense

Noninterest expense for the quarter increased 13.3% from prior year first quarter and 6.4% from prior quarter.  Noninterest expense was impacted by $0.5 million as a result of expected losses in investments in limited partnerships that were offset by tax credits during the quarter, as well as increases in legal and professional fees and repossession expense.

Balance Sheet Review

CTBI’s total assets at $3.5 billion increased $290.2 million, or 9.2%, from the first quarter 2010 and $103.4 million, or an annualized 12.5%, during the quarter.  The increase from prior year includes $183.6 million from the acquisition of LaFollette.  Loans outstanding at March 31, 2011 were $2.6 billion, increasing $157.1 million, or 6.5%, year over year, including a $118.6 million increase resulting from the acquisition of LaFollette, but decreasing $19.1 million, or an annualized 3.0%, during the quarter.  Loan growth during the quarter of $5.8 million in the residential loan portfolio was offset by declines in the commercial and consumer loan portfolios of $11.7 million and $13.2 million, respectively.  CTBI's investment portfolio increased $90.7 million, or 28.2%, from prior year first quarter, including the $29.8 million increase from LaFollette, and $71.7 million, or an annualized 85.4%, during the quarter.  Deposits, including repurchase agreements, at $3.0 billion increased $269.6 million, or 9.9%, from March 31, 2010, including $164.5 million from the acquisition of LaFollette, and $92.3 million, or an annualized 12.9%, from prior quarter.

Shareholders’ equity at March 31, 2011 was $344.5 million compared to $324.9 million at March 31, 2010 and $338.6 million at December 31, 2010.  CTBI's annualized dividend yield to shareholders as of March 31, 2011 was 4.41%.

Asset Quality

CTBI's total nonperforming loans were $57.4 million at March 31, 2011, an increase from the $54.9 million at March 31, 2010 but a decrease from the $62.0 million at December 31, 2010.  The decrease for the quarter in nonperforming loans included a $6.0 million decline in nonaccrual loans as certain problem credits moved into other real estate owned.  The decrease in nonaccrual loans was partially offset by an increase in 90 days or more past due of $1.4 million which primarily consists of commercial credits which are well collateralized and in process of collection.  Loans 30-89 days past due at $30.6 million is a decline of $5.6 million from prior year first quarter but an increase of $2.2 million from prior quarter.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Impaired loans, loans not expected to meet contractual principal and interest payments, at March 31, 2011 totaled $64.3 million, a slight increase from the $63.3 million at December 31, 2010.  Included in certain loan categories of impaired loans are troubled debt restructurings that were classified as impaired.  At March 31, 2011, CTBI had $12.4 million in commercial loans secured by real estate, $2.8 million in commercial real estate construction loans, $1.4 million in commercial other loans, and $0.2 million in consumer loans that were modified in troubled debt restructurings and impaired.  Included in these amounts are troubled debt restructurings that were performing in accordance with their modified terms of $11.2 million in commercial loans secured by real estate, $1.8 million in commercial real estate construction loans, $0.4 million in commercial other loans, and $0.2 million in consumer loans.  Management evaluates all impaired loans for impairment and provides specific reserves when necessary.

Our level of foreclosed properties increased to $47.7 million for the first quarter 2011 compared to $38.6 million at March 31, 2010 and $42.9 million at December 31, 2010 as loans continue to migrate through the legal process.  Sales of foreclosed properties for the quarter ended March 31, 2011 totaled $1.2 million while new foreclosed properties totaled $6.3 million.  Appraisals are obtained and foreclosed properties are booked at the current market value less expected sales expense.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.  Management anticipates that our foreclosed properties will remain elevated as we work through current market conditions.

Net loan charge-offs for the quarter were $4.0 million, or 0.63% of average loans annualized, an increase from prior year first quarter's $3.5 million or 0.58% and prior quarter’s $3.4 million or 0.54%.  Of the total net charge-offs for the quarter, $2.8 million was in commercial loans, $0.7 million was in indirect auto loans, and $0.4 million was in residential real estate mortgage loans.  Allocations to loan loss reserves were $4.4 million for the quarter ended March 31, 2011 compared to $5.7 million for the quarter ended March 31, 2010 and $4.0 million for the quarter ended December 31, 2010.  Our loan loss reserve as a percentage of total loans outstanding at March 31, 2011 was 1.36% compared to 1.44% at March 31, 2010 and 1.34% at December 31, 2010.  Generally accepted accounting principles require that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of the acquisition date and prohibits any carryover of an allowance for credit losses.  Excluding amounts related to loans obtained in the fourth quarter 2010 acquisition of LaFollette, the allowance-to-legacy loan ratio was 1.42%, 1.44%, and 1.40%, respectively, at March 31, 2011, March 31, 2010, and December 31, 2010.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.5 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2011
(in thousands except per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Interest income	$39,860	$39,255	$38,497
Interest expense	7,286	8,001	9,152
Net interest income	32,574	31,254	29,345
Loan loss provision	4,387	3,980	5,722

Gains on sales of loans	381	288	442
Deposit service charges	5,880	6,089	5,297
Trust revenue	1,616	1,472	1,424
Loan related fees	883	1,499	840
Securities gains	-	-	-
Other noninterest income	1,978	1,698	1,738
Total noninterest income	10,738	11,046	9,741

Personnel expense	12,084	12,627	11,445
Occupancy and equipment	2,965	2,823	2,724
FDIC insurance premiums	1,124	1,153	999
Amortization of core deposit intangible	53	40	159
Other noninterest expense	10,321	8,313	8,114
Total noninterest expense	26,547	24,956	23,441

Net income before taxes	12,378	13,364	9,923
Income taxes	3,074	4,124	3,132
Net income	$9,304	$9,240	$6,791

Memo: TEQ interest income	$40,226	$39,610	$38,838

Average shares outstanding	15,294	15,265	15,202
Diluted average shares outstanding	15,324	15,294	15,235
Basic earnings per share	$0.61	$0.61	$0.45
Diluted earnings per share	$0.61	$0.60	$0.45
Dividends per share	$0.305	$0.305	$0.30

Average balances:
Loans, net of unearned income	$2,594,746	$2,525,256	$2,437,105
Earning assets	3,130,203	3,025,155	2,868,409
Total assets	3,406,604	3,295,719	3,121,801
Deposits	2,750,785	2,634,055	2,493,102
Interest bearing liabilities	2,491,141	2,392,413	2,274,064
Shareholders' equity	344,380	342,380	325,317

Performance ratios:
Return on average assets	1.11%	1.11%	0.88%
Return on average equity	10.96%	10.71%	8.47%
Yield on average earning assets (tax equivalent)	5.21%	5.19%	5.49%
Cost of interest bearing funds (tax equivalent)	1.19%	1.33%	1.63%
Net interest margin (tax equivalent)	4.27%	4.15%	4.20%
Efficiency ratio (tax equivalent)	60.78%	58.50%	59.45%

Loan charge-offs	$4,662	$4,254	$4,316
Recoveries	(622)	(841)	(825)
Net charge-offs	$4,040	$3,413	$3,491

Market Price:
High	$30.35	$29.91	$28.32
Low	27.03	26.52	22.15
Close	27.67	28.96	27.07

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2011
(in thousands except per share data)

	As of	As of	As of
	March 31, 2011	December 31, 2010	March 31, 2010
Assets:
Loans, net of unearned	$2,586,048	$2,605,180	$2,428,934
Loan loss reserve	(35,152)	(34,805)	(34,874)
Net loans	2,550,896	2,570,375	2,394,060
Loans held for sale	952	455	330
Securities AFS	410,330	338,675	311,038
Securities HTM	1,662	1,662	10,291
Other equity investments	30,141	30,107	29,052
Other earning assets	146,042	113,037	130,193
Cash and due from banks	71,545	62,559	69,534
Premises and equipment	56,174	55,343	49,159
Goodwill and core deposit intangible	66,766	66,841	65,548
Other assets	124,763	116,818	109,851
Total Assets	$3,459,271	$3,355,872	$3,169,056

Liabilities and Equity:
NOW accounts	$22,688	$33,641	$17,481
Savings deposits	745,965	679,755	645,090
CD's >=$100,000	625,750	609,930	551,711
Other time deposits	834,288	857,313	807,250
Total interest bearing deposits	2,228,691	2,180,639	2,021,532
Noninterest bearing deposits	563,544	525,478	508,702
Total deposits	2,792,235	2,706,117	2,530,234
Repurchase agreements	194,472	188,275	186,894
Other interest bearing liabilities	97,685	92,259	99,058
Noninterest bearing liabilities	30,367	30,583	27,991
Total liabilities	3,114,759	3,017,234	2,844,177
Shareholders' equity	344,512	338,638	324,879
Total Liabilities and Equity	$3,459,271	$3,355,872	$3,169,056

Ending shares outstanding	15,395	15,334	15,279
Memo: Market value of HTM securities	$1,664	$1,662	$10,300

30 - 89 days past due loans	$30,587	$28,425	$36,199
90 days past due loans	18,387	17,014	17,589
Nonaccrual loans	39,002	45,021	37,327
Restructured loans (excluding 90 days past due and nonaccrual)	14,504	5,690	528
Foreclosed properties	47,667	42,935	38,612
Other repossessed assets	107	129	396

Tier 1 leverage ratio	9.97%	10.16%	10.30%
Tier 1 risk based ratio	13.10%	12.90%	13.02%
Total risk based ratio	14.35%	14.10%	14.27%
Tangible equity to tangible assets ratio	8.19%	8.26%	8.36%
FTE employees	1,019	1,041	982

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2011
(in thousands except per share data)

Community Trust Bancorp, Inc. reported earnings for the three months ending March 31, 2011 and 2010 as follows:

	Three Months Ended
	March 31
	2011	2010
Net income	$9,304	$6,791

Basic earnings per share	$0.61	$0.45

Diluted earnings per share	$0.61	$0.45

Average shares outstanding	15,294	15,202

Total assets (end of period)	$3,459,271	$3,169,056

Return on average equity	10.96%	8.47%

Return on average assets	1.11%	0.88%

Provision for loan losses	$4,387	$5,722

Gains on sales of loans	$381	$442